Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-232705, 333-207659 and 333-206473) on Form S-3 and Registration Statements (Nos. 333-217718 and 333-149914) on Form S-8 of MidWestOne Financial Group, Inc. and subsidiary, of our reports dated March 10, 2022, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of MidWestOne Financial Group, Inc. and subsidiary, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of MidWestOne Financial Group, Inc. and subsidiary for the year ended December 31, 2021.

/s/ RSM US LLP

Des Moines, Iowa
March 10, 2022